NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC.

o REPORTS THIRD QUARTER DILUTED EPS OF $0.39
              o ANNOUNCES PRIVATE SALE OF $150 MILLION OF NOTES
                                                                   o COMMENTS ON CONSOLIDATION OF ITS DOMESTIC FRANCHISE PARTNER SYSTEM

MARYVILLE, TN – April 8, 2003 – Ruby Tuesday, Inc. today reported results for its third quarter ended March 4, 2003. For the quarter, diluted earnings per share increased 14.7% to $0.39 from $0.34 a year ago, excluding the non-recurring charge recorded in fiscal 2002 to fully reserve the Specialty Restaurant Group, LLC (“SRG”) note receivable. Reported diluted earnings per share for the third quarter of fiscal 2002, which includes the non-cash impact of fully reserving the SRG note receivable, was $0.07. Gross same-store sales at Company-owned Ruby Tuesday restaurants, calculated in a manner consistent with prior quarters, increased 1.0% for the quarter. The Company evaluates same-store sales performance based on gross sales, which does not include any reduction for the costs of sales building programs and discounts. The Company believes this to be a more meaningful measure of performance because it allows for more direct comparability of the Company’s performance to its competitors due to the fact the Company has historically utilized sales building programs (the cost of which, under generally accepted accounting principles (“GAAP”), are netted out of sales in accordance with EITF 00-14) as opposed to advertising (the cost of which, under GAAP, is not charged directly against sales) as a means to generate customer trial and traffic. To comply with the SEC’s recently effective Regulation G, the Company is required to provide net same-store sales information, which as calculated in accordance with GAAP, decreased 0.4% for the quarter. The attached Schedule A presents a quarterly and year-to-date comparison of reported Company-owned and domestic franchise partner Ruby Tuesday restaurant same-store sales growth based on gross sales as compared to same-store sales growth based on GAAP sales for fiscal years 2002 and 2003.

The Company also announced that on April 3, 2003 it completed the private sale of $150 million of Company promissory notes.

Margie Duffy, the Company’s Senior Vice President and Chief Financial Officer commented, “We are very pleased with the terms we attained on the issuance of the private placement notes. The average term of the notes is just over eight years and the weighted average interest rate is 5.0%. The transaction permits us to diversify our overall capital structure at, historically, very favorable interest rates.”

The Company also announced that based on its current analysis of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”), which was released in January 2003 and is effective for periods beginning after June 15, 2003, the Company is optimistic it will be allowed to consolidate its domestic franchise partner program on its books. The Company estimates the potential impact on its consolidated statements of income resulting from the consolidation of its domestic franchise partners could be a decrease of approximately $0.01 to $0.03 per share, excluding the impact of any cumulative effect of change in accounting principle that might be required as a result of the adoption of FIN 46. The Company does not anticipate any impact on either the availability of funds or the cost of such under its existing revolving credit facility or the private notes discussed above. Sandy Beall, the Company’s Chairman and CEO commented, “We see consolidation as a real positive and look forward to adopting FIN 46 possibly as early as the first quarter of fiscal 2004. Consolidation of the franchise partner system would provide a much clearer picture of our Company and system performance, simplify our business, and eliminate several items that apparently are causing some confusion in the investment community. The effect on earnings per share would be negligible, there would be no effect on underlying cashflow, and revenues and return on equity would actually increase. The only negatives we see would be that book debt to capital increases, although the Company would not be liable for the franchisees’ debt, and pre-tax margins decrease. We believe that consolidation with segment reporting would be very positive.”

Beall commented on the quarter, “We are pleased with our financial results during the quarter and more importantly the momentum that exists in the Ruby Tuesday brand. Excluding the weeks affected by weather, same-store sales were solid throughout January and February and this sales momentum has continued into the fourth quarter. The plans we have implemented over the last year revolving around standards and service initiatives are producing results.”

“We are excited about the direction of the brand,” Beall continued. “A few weeks ago we rolled out one of our best menus yet and we are very pleased with the preliminary results we have seen from it. Additionally, we look forward to continue reaping rewards from the significant investments we have made in the business over the last year during which we have increased staffing levels, rolled out a new service initiative and limited the span of control of our district operators.”

Outlook for Fiscal 2003

The Company’s estimate for fourth quarter gross same-store sales growth at Company-owned Ruby Tuesday restaurants is 3.0-4.0% and based on this, the Company estimates fourth quarter diluted earnings per share will be approximately $0.37, which would result in FY03 diluted earnings per share growth of approximately 17% (excluding the non-recurring charge recorded in fiscal 2002 to fully reserve the SRG note receivable). Excluding the negative impact of approximately $0.05 per share due to additional depreciation resulting from refinancing the Company’s bank-financed operating lease obligations during the current fiscal year, diluted earnings per share of $0.37 per share would result in approximately 21% earnings per share growth for the year.

Outlook for Fiscal 2004

The Company’s goal for fiscal 2004 diluted earnings per share growth is 17-18% based on gross same-store sales growth of 2.0-3.0% and based on adopting FIN 46 during fiscal 2004. The 17-18% earnings per share growth goal excludes the impact of any cumulative effect of change in accounting principle that might be required as a result of the adoption of FIN 46.

Third Quarter Highlights:

o	Diluted earnings per share increased 14.7% to $0.39 from $0.34, excluding a $17.5 million ($0.27 per share) after-tax charge recorded during the prior year in conjunction with fully reserving the SRG note receivable.

o	Net income, excluding the same $17.5 million charge, increased 12.5% to $25,392,000 from $22,574,000.

o	Pre-tax profit margins, excluding the same $17.5 million charge, increased 50 basis points to 16.7% from 16.2%.

o	System-wide Ruby Tuesday revenue increased 7.6% to $329,036,000 from $305,727,000.

o	Six Company-owned Ruby Tuesday restaurants were opened and none were closed.

o	Eight franchise units were opened and two were closed.

Year-to-date Highlights:

o	Earnings per share increased 16.9% to $0.97 from $0.83, excluding a $17.5 million ($0.27 per share) after-tax charge recorded during the prior year in conjunction with fully reserving the SRG note receivable.

o	Net income, excluding the same $17.5 million charge, increased 15.9% to $63,166,000 from $54,499,000.

o	Pre-tax profit margins, excluding the same $17.5 million charge, increased 80 basis points to 14.5% from 13.7%.

o	System-wide Ruby Tuesday revenue increased 9.7% to $941,137,000 from $857,876,000.

o	Thirty-five Company-owned Ruby Tuesday restaurants were opened and five were closed.

o	Seventeen franchise units were opened and five were closed.

o	The Company exercised its right to acquire an additional 49% interest in four of its franchise partners. The Company now has a 50% interest in nine franchise partners collectively operating 94 franchised Ruby Tuesday restaurants.

Ruby Tuesday, Inc. has Company-owned and/or franchised Ruby Tuesday restaurants located in 38 states, the District of Columbia, Puerto Rico and 10 foreign countries. As of March 4, 2003, the Company owned and operated 427 Ruby Tuesday restaurants. Franchise operations included 191 domestic units and 20 international units. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:   Price Cooper
Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast this afternoon at 4:00 Eastern Time. The call will be available live at the following websites:

http://www.companyboardroom.com
http://www.rubytuesday.com

The call will be archived on both sites through the close of business on April 15, 2003.

Additionally, on April 10, 2003, the Company will host an investor conference at the Restaurant Support Center in Maryville, Tennessee beginning at 7:30 a.m. Eastern Time. The conference will be broadcast live at the following websites:

http://www.companyboardroom.comhttp://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; and general economic conditions.